Exhibit 99.1

J. Alexander’s Corporation Reports Results for Second Quarter and First Half of 2011 Fiscal Year

NASHVILLE, Tenn.--(BUSINESS WIRE)--August 4, 2011--J. Alexander’s Corporation (NASDAQ: JAX) today reported operating results for the second quarter and first half of fiscal 2011 ended July 3, 2011.

A summary of the second quarter of 2011, compared to the second quarter of 2010, follows:

  Net sales increased 6.1% to $38,564,000 from $36,336,000.
  Average weekly same store sales per restaurant increased by 6.0%.
  Income before income taxes was $47,000 compared to a loss before income taxes of $357,000 in the second quarter of 2010.
  An income tax benefit of $10,000 was recorded in the second quarter of 2011 compared to an income tax benefit of $383,000 in the second quarter of 2010.
  Net income was $57,000 compared to net income of $26,000 in the second quarter of 2010, and the diluted earnings per share were $.01 compared to $.00 per share in the second quarter of 2010.

Commenting on results for the second quarter of fiscal 2011, Lonnie J. Stout II, Chairman, President and CEO, said, “Overall, we achieved solid progress in our operating performance. We are extremely pleased with the continued gains in sales, which represented our seventh consecutive quarter of same store sales growth.”

For the second quarter of 2011, J. Alexander’s Corporation recorded average weekly same store sales per restaurant of $89,900, up from $84,800 in the corresponding quarter a year earlier. The Company’s average weekly sales per restaurant for the second quarter of 2011 were the same as the same store weekly average because same store sales calculations are based on restaurants open for more than 18 months, and no new restaurants have opened since December of 2008.

J. Alexander’s Corporation reported an increase of 1.9% in average weekly guest counts per restaurant from the comparable quarter of 2010. The average guest check, including alcoholic beverage sales for the quarter, rose 4.0% to approximately $26.00 from approximately $25.00 in the previous year’s second quarter. The effect of menu price increases for the quarter just ended was approximately 2.5% compared to the same period a year earlier.

The Company’s increases in same store sales contributed to lower labor and related costs and other restaurant operating expenses as percentages of net sales during the second quarter of the current year compared to the second quarter of 2010. Total labor and related costs decreased from 34.5% of net sales to 33.7% of net sales. Other restaurant operating expenses decreased to 21.9% of net sales from 22.5% of net sales. Depreciation and amortization of restaurant property and equipment also decreased to 3.8% of net sales for the second quarter of 2011 from 4.1% for the second quarter of 2010 because of the increase in same store sales.

Cost of sales increased to 33.2% of net sales for the second quarter of 2011 from 32.4% of net sales in the corresponding quarter of the previous year.

For the second quarter of 2011, J. Alexander’s Corporation’s restaurant operating margins (net sales minus total restaurant operating expenses divided by net sales) increased to 7.4% from 6.6% in the same period of 2010.

“Our cost of sales continues to be a major concern for us,” Stout said. “We experienced increases in almost all food cost categories during the recent quarter with seafood, dairy and produce prices remaining notably higher than a year ago. Produce costs have declined somewhat from the first quarter of 2011 but beef costs remain relatively high and our overall cost of sales is still higher than our targeted level.”

Stout said that J. Alexander’s Corporation instituted a modest increase in menu prices during the second quarter which offset a portion of the increases in input costs. “The increases included the effect of reformatting our menus to include separate lunch and dinner menus and raising prices slightly in some restaurants at dinner as compared to lunch.”

For the first six months of 2011, J. Alexander's Corporation recorded net sales of $79,313,000, up from $75,061,000 reported in the first two quarters of 2010. The Company recorded net income of $1,119,000, or $.18 per diluted share, compared to a net income of $823,000, or $.14 per diluted share, posted in the comparable two periods of 2010.

J. Alexander's Corporation’s average weekly same store sales per restaurant were $92,600 in the first six months of 2011, up 5.8% from $87,500 recorded in the first two quarters of 2010.

The Company’s average guest counts for the first six months of 2011 increased 1.3% from the comparable six months of 2010. The average guest check, including alcoholic beverage sales, increased 4.3% to $26.20. The effect of menu price increases for the first two quarters of 2011 was approximately 2.5% compared to the same period of the prior year.

Cost of sales for the first six months of 2011 was 33.1%, up from 31.9% in the comparable six month period of 2010. Restaurant labor and related costs for the first two quarters of the current year decreased to 33.0% of net sales from 33.8% of net sales in the same two periods of 2010, and other restaurant operating expenses decreased to 21.2% of net sales for the first half of 2011 compared to 22.1% for the first half of 2010. For the first six months of 2011, J. Alexander's Corporation had restaurant operating margins of 8.9%, up from 8.1% in the first two quarters of 2010.

Stout noted that the Company’s sales trends were generally favorable in July. “We have been reluctant to increase our menu prices aggressively because of continuing concerns about the economy and consumer spending,” Stout commented. “However, our increases in input costs certainly justify higher menu prices than we are currently maintaining, and if our sales performance stays strong, we will consider additional increases later this year.”

Stout said that he has been encouraged by the Company’s recent progress but emphasized that “entering the final five months of the year, we are still confronted by troubling national economic issues, including a sluggish recovery accompanied by continuing high unemployment, high energy costs and low consumer confidence. While we are pleased with our sales trends for July, we remain concerned that if these negative factors persist or if there should be another economic downturn in the near term, the resiliency of consumers could be tested and the spending behavior of our guests could be adversely affected.”

J. Alexander’s Corporation operates 33 J. Alexander’s restaurant in thirteen states: Alabama, Arizona, Colorado, Florida, Georgia, Illinois, Kansas, Kentucky, Louisiana, Michigan, Ohio, Tennessee and Texas. The Company’s menu features a wide selection of American classics, including steaks, prime rib of beef and fresh seafood, as well as a large assortment of interesting salads, sandwiches and desserts. J. Alexander’s also has a full-service bar that features an outstanding selection of wines by the glass and bottle.

J. Alexander’s Corporation is headquartered in Nashville, Tennessee.

This press release contains forward-looking statements that involve risks and uncertainties. Actual results, performance or developments could differ materially from those expressed or implied by those forward-looking statements as a result of known or unknown risks, uncertainties and other factors. These risks, uncertainties and factors include the Company’s ability to maintain satisfactory guest count levels and maintain or increase sales and operating margins in its restaurants under weak economic conditions, which may continue indefinitely and which could worsen, potentially resulting in additional asset impairment charges and/or restaurant closures and charges associated therewith; the effect of higher gasoline prices or commodity prices, unemployment and other economic factors on consumer demand; increases in food input costs or product shortages and the Company’s response to them; changes in consumer spending, consumer tastes, and consumer attitudes toward nutrition and health; the potential impact of mandated food content labeling and disclosure legislation; expenses incurred if the Company is the subject of claims or litigation, including matters resulting from complaints or allegations from current, former or prospective employees, or increased governmental regulation; the impact associated with recently passed federal health care reform legislation, including the operating costs necessary to comply with applicable health care benefit requirements; the impact of tax audits conducted by the Internal Revenue Service and various state tax authorities; increases in the minimum wage the Company is required to pay; availability of qualified employees; increased cost of utilities, insurance and other restaurant operating expenses; potential fluctuations of quarterly operating results due to seasonality and other factors; the effect of hurricanes and other weather disturbances which are beyond the control of the Company; the number and timing of new restaurant openings and the Company’s ability to operate them profitably; competition within the casual dining industry, which is very intense; competition by the Company’s new restaurants with its existing restaurants in the same vicinity; fluctuations in the Company’s operating results which could affect compliance with its debt covenants and ability to borrow funds; conditions in the U.S. credit markets and the availability of bank financing on acceptable terms; changes in accounting standards, which may affect the Company’s reported results of operations; and expenses the Company may incur in order to comply with changing corporate governance and public disclosure requirements of the Securities and Exchange Commission and The NASDAQ Stock Market. These as well as other factors are discussed in detail in the Company’s filings made with the Securities and Exchange Commission and other communications.

-tables to follow-

J. Alexander's Corporation and Subsidiaries Consolidated Statements of Income (Unaudited in thousands, except per share amounts)

	Quarter Ended		Six Months Ended
	July 3	July 4	July 3	July 4
	2011	2010	2011	2010

Net sales	$38,564	$36,336	$79,313	$75,061
Costs and expenses:
Cost of sales	12,801	11,774	26,253	23,975
Restaurant labor and related costs	13,007	12,518	26,211	25,351
Depreciation and amortization of restaurant property and equipment	1,477	1,493	2,943	3,019
Other operating expenses	8,430	8,163	16,837	16,619
Total restaurant operating expenses	35,715	33,948	72,244	68,964
General and administrative expenses	2,391	2,278	4,835	4,439
Operating income	458	110	2,234	1,658
Other income (expense):
Interest expense	(419)	(482)	(843)	(967)
Other, net	8	15	28	33
Total other expense	(411)	(467)	(815)	(934)
Income (loss) before income taxes	47	(357)	1,419	724
Income tax benefit (provision)	10	383	(300)	99
Net income	$57	$26	$1,119	$823

Earnings per share:
Basic earnings per share	$.01	$–	$.19	$.14
Diluted earnings per share	$.01	$–	$.18	$.14

Weighted average number of shares:
Basic earnings per share	5,991	5,951	5,984	5,949
Diluted earnings per share	6,088	6,013	6,073	5,989

J. Alexander's Corporation and Subsidiaries Consolidated Statements of Income Percentages of Net Sales (Unaudited)

	Quarter Ended		Six Months Ended
	July 3	July 4	July 3	July 4
	2011	2010	2011	2010
Net sales	100.0%	100.0%	100.0%	100.0%
Costs and expenses:
Cost of sales	33.2	32.4	33.1	31.9
Restaurant labor and related costs	33.7	34.5	33.0	33.8
Depreciation and amortization of restaurant property and equipment	3.8	4.1	3.7	4.0
Other operating expenses	21.9	22.5	21.2	22.1
Total restaurant operating expenses	92.6	93.4	91.1	91.9
General and administrative expenses	6.2	6.3	6.1	5.9
Operating income	1.2	0.3	2.8	2.2
Other income (expense):
Interest expense	(1.1)	(1.3)	(1.1)	(1.3)
Other, net	–	–	–	–
Total other expense	(1.1)	(1.3)	(1.0)	(1.2)
Income (loss) before income taxes	0.1	(1.0)	1.8	1.0
Income tax benefit (provision)	–	1.1	(0.4)	0.1
Net income	0.1%	0.1%	1.4%	1.1%

Note: Certain percentage totals do not sum due to rounding.

Average Weekly Sales Information:

Average weekly sales per restaurant	$89,900	$84,800	$92,600	$87,500
Percent change	6.0%		5.8%

Same store weekly sales per restaurant (1)	$89,900	$84,800	$92,600	$87,500
Percent change	6.0%		5.8%

(1) The Company includes restaurants in the same store sales base after they have been in operation for more than 18 months. Because no new restaurants have been opened since December of 2008, same store weekly average sales per restaurant are the same as average weekly sales per restaurant for the periods presented.

J. Alexander's Corporation and Subsidiaries Condensed Consolidated Balance Sheets (Unaudited in thousands)

	July 3	January 2
	2011	2011
ASSETS
Current Assets
Cash and cash equivalents	$9,545	$8,602
Income taxes receivable	319	306
Other current assets	4,666	5,000
Total current assets	14,530	13,908

Other assets	1,803	1,684
Property and equipment, net	73,103	74,699
Deferred income taxes	152	152
Deferred Charges, net	458	508
	$90,046	$90,951

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$10,994	$13,071
Long-term debt and capital lease obligations	17,929	18,479
Other long-term liabilities	11,223	10,871
Stockholders’ equity	49,900	48,530
	$90,046	$90,951

CONTACT:
J. Alexander’s Corporation
R. Gregory Lewis, 615-269-1900